[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.19

CONFIDENTIAL

GVAX PROSTATE LICENSE

AGREEMENT

between

Janssen Biotech, Inc.

and

Aduro Biotech, Inc.

May 27, 2014

CONFIDENTIAL

This GVAX Prostate License Agreement (the “Agreement”) is made on the 27th day of May 2014 (the “Effective Date”) by and between Aduro Biotech, Inc., a Delaware corporation having a principal place of business at 626 Bancroft Way, 3C, Berkeley, CA 94710 (hereinafter “Aduro”) and Janssen Biotech, Inc., a Pennsylvania corporation, 800 Ridgeview Drive, Horsham, PA 19044 (hereinafter “JBI”). Aduro and JBI may be referred to individually herein as a “Party” or together as the “Parties”.

WITNESSETH

WHEREAS Aduro possesses expertise and resources related to the research and discovery of immunotherapeutics based on allogeneic tumor cell lines derived from malignancies that have been engineered to recruit dendritic cells; and

WHEREAS JBI possesses expertise and resources relating to the discovery, development, manufacture, marketing and sale of ethical pharmaceutical products for therapeutic, prophylactic, and diagnostic uses in humans and animals; and

WHEREAS JBI wishes to obtain and Aduro is willing to grant a worldwide, exclusive license to Aduro’s rights to its patents and know-how to Exploit GVAX Licensed Therapeutic (as defined below) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and herein contained, Aduro and JBI have agreed as follows:

1	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings unless the context clearly requires otherwise, and the singular shall include the plural and vice versa:

1.1	“Act” shall have the meaning ascribed thereto in Section 11.4.

1.2	“Action” shall have the meaning ascribed thereto in Section 11.6.1.

1.3	“Aduro” shall have the meaning ascribed thereto in the Preamble.

1.4	“Aduro Core Technology” means Aduro Intellectual Property that is specifically directed to Aduro’s GVAX platform technology. Aduro Core Technology excludes (i) GVAX Specific Patents and (ii) Aduro Know-How referencing a GVAX Licensed Therapeutic and not generally applicable to Aduro’s GVAX platform.

1.5	“Aduro Intellectual Property” means (i) Aduro Know-How, (ii) the Aduro Patents and (iii) any other intellectual property Controlled by Aduro that relates to the GVAX Materials.

1.6	“Aduro Know-How” means Information that, during the Term, is: (i) Controlled by Aduro or its Affiliates; and (ii) useful or reasonably necessary for the Exploitation of a GVAX Licensed Therapeutic, including any copyrights, rights in any data or database and droit moral associated with the foregoing.

1.7	“Aduro Patent(s)” means any Patent that, during the Term, is: (i) Controlled by Aduro or its Affiliates; and (ii) useful or reasonably necessary for the Exploitation of a GVAX Licensed Therapeutic. A list of patents known to be Aduro Patents existing as of the Effective Date is appended hereto as the Aduro Patent Schedule and shall be updated by Aduro annually, or otherwise upon reasonable request by JBI, to reflect appropriate additions and revisions thereto during the course of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

1.8	“Aduro Project IP” shall have the meaning ascribed thereto in Section 11.1.2.

1.9	“Affiliate” with respect to any Party, any corporation or other business entity, that directly or indirectly controls, is controlled by, or is under common control with such Party. For the purposes of this definition, the term “control” (including, with correlative meanings, the term “controlled by” and “under common control with”) as used with respect to any Party, shall mean the possession of at least 50% of the voting stock or other ownership interest of the other corporation or entity, or the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least 50% of the members of the governing body of the corporation or other entity through the ownership of the outstanding voting securities or by contract or otherwise. “Affiliate” of, or an entity “Affiliated” with, a specified entity, means an entity that directly or indirectly controls, is controlled by, or is under common control with, the entity specified. Notwithstanding the foregoing and for purposes of clarity, none of Morningside Venture (VI) Investments Limited, Gerald Chan and Stephanie O’Brien shall be deemed an Affiliate of Aduro.

1.10	“Agreement” shall have the meaning ascribed thereto in the Preamble.

1.11	“Antigen Discovery License” means that certain License Agreement between [*], dated [*], as amended March 27, 2008.

1.12	“Applicable Law” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, agency, legislative body, commission or other instrumentality of: (i) any government of any country; (ii) any state, province, county, city or other political subdivision thereof; or (iii) any supranational body.

1.13	“[*] Agreement” means that certain Asset Purchase Agreement between [*] effective as of [*] and the Patent Assignment of even date therewith.

1.14	“BLA” means a Biological License application filed pursuant to 42 USC §262 et seq including all documents, data and other information concerning a GVAX Licensed Therapeutic that are necessary for, or included in, FDA approval to market a GVAX Licensed Therapeutic and all supplements and amendments, including supplemental biological license applications, that may be filed with respect to the foregoing as more fully defined in 21 C.F.R. §600 et seq. or an equivalent application filed with any equivalent Regulatory Authority in any jurisdiction in the Territory other than the United States.

1.15	“BPCIA” shall have the meaning ascribed thereto in Section 11.4.2.

1.16	“Bundled Product” shall have the meaning ascribed thereto in the definition of Net Sales.

1.17	“Calendar Month” means a calendar month based on the JBI Universal Calendar.

1.18	“Calendar Quarter” means a calendar quarter based on the JBI Universal Calendar.

1.19	“Calendar Year” means a period of twelve (12) consecutive months based on the JBI Universal Calendar for that year.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

1.20	“Claims” shall have the meaning ascribed thereto in Section 14.1.

1.21	“Combination Product” shall have the meaning ascribed thereto in the definition of Net Sales.

1.22	“Commercialize” or “Commercialization” means any and all activities directed to marketing, promoting, manufacturing, packaging, distributing, offering for sale, selling of a product or service, or importing a product for sale.

1.23	“Commercialization Fee” shall have the meaning ascribed thereto in Section 7.2.

1.24	“Confidential Information” shall have the meaning ascribed thereto in Section 12.1.

1.25	“Control(s)” or “Controlled” means, possession by a Party of the legal right, power and authority (whether by ownership, license or otherwise) to grant a license or sublicense of intellectual property rights or otherwise disclose or use proprietary or trade secret information to such other Party without violating the terms of any agreement with any Third-Party.

1.26	“Controlling Party” shall have the meaning ascribed thereto in Section 11.6.1.

1.27	“Cover,” “Covering” or “Covered” means, with respect to a GVAX Licensed Therapeutic, or with respect to the practice of any technology, that, in the absence of a license granted under a Valid Claim of a given Patent, the manufacture, use, offer for sale, sale, or importation of such GVAX Licensed Therapeutic or the practice of such technology would infringe such Valid Claim.

1.28	“CPI” shall have the meaning ascribed thereto in the definition of FTE Rate.

1.29	“CPR” shall have the meaning ascribed thereto in Section 6.2.4.

1.30	“CPR Accelerated Rules” shall have the meaning ascribed thereto in Section 6.2.4.

1.31	“CPR Rules” shall have the meaning ascribed thereto in Section 16.2.1.

1.32	“Currency Hedge Rate(s)” is calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contract(s) of Johnson & Johnson’s global treasury services center (“GTSC”) and its Affiliates with third party banks. The hedge contract(s) is entered into to protect the transactional foreign exchange risk exposures of JBI by reducing the impact of foreign currency volatility through a systematic build-up of a yearly currency hedge rate(s).

1.33	“Development” (including variations such as “Develop” and “Developing”) means preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, clinical studies and regulatory affairs, product approval and registration.

1.34	“Disclosing Party” shall have the meaning ascribed thereto in Section 12.1.

1.35	“Disclosure” shall have the meaning ascribed thereto in Section 11.9.

1.36	“Dispute” shall have the meaning ascribed thereto in Section 16.1.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

1.37	“Effective Date” shall have the meaning ascribed thereto in the Preamble.

1.38	“EMA” means the European Medicines Agency, or any successor agency thereto.

1.39	“Exploitation” (including variations such as “Exploit”) means the research, development, manufacture, having manufactured, use, having used, sale, offer for sale, importation or other exploitation of a product or service.

1.40	“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.41	“Field” means any and all uses.

1.42	“First Commercial Sale” means, with respect to a GVAX Licensed Therapeutic, the first sale in an arms-length transaction of such GVAX Licensed Therapeutic to a Third-Party by JBI, its Affiliates or a Sublicensee in a country following [*]. GVAX Licensed Therapeutic provided for: (i) [*]; (ii) [*]; (iii) [*]; and (iv) [*] shall not constitute a First Commercial Sale. In addition, [*], shall not constitute a First Commercial Sale.

1.43	“Force Majeure” shall have the meaning ascribed thereto it in Section 18.1.

1.44	“FTE” means a full-time equivalent person year (consisting of a total of [*] hours per year) of scientific, technical, regulatory or professional work undertaken by Aduro’s or its Affiliates’ employees, not including standard time off pursuant to Aduro’s or its Affiliates’ company policy for vacations, holidays, sick time and the like.

1.45	“FTE Cost” means, for any period, the product of: (i) the actual total FTEs used by Aduro to perform the Technology Transfer Plan or other services hereunder during such period; and (ii) the FTE Rate. For the avoidance of doubt, no individual may record more than 1.0 FTE in a given Calendar Year (or the pro-rated amount in any portion thereof).

1.46	“FTE Rate” means [*] per FTE. The FTE Rate [*].

1.47	“GTSC” shall have the meaning ascribed thereto in the definition of Currency Hedge Rate.

1.48	“GVAX Licensed Therapeutic” means an allogeneic cell-based prostate cancer immunotherapeutic composed of two irradiated cell lines (PC3 and LNCaP) that have been genetically modified to secrete granulocyte-macrophage colony-stimulating factor (GM-CSF). For the avoidance of doubt, GVAX Licensed Therapeutic includes Modifications thereto.

1.49	“GVAX Materials” means the Aduro PC3 and LNCaP cell lines and other tangible items useful or reasonably necessary for the Development and Manufacturing of GVAX Licensed Therapeutic, including those set forth in the Technology Transfer Plan Schedule.

1.50	“GVAX Specific Patents” means Patents, the claims of which contain [*]. For the sake of clarity, GVAX Specific Patents do not include any Patents, the claims of which are directed to [*], but Patents that contain claims that contain [*] would be included in GVAX Specific Patents .

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

1.51	“IND” means an investigational new drug application as more fully defined in 21 C.F.R. §312.3, as amended from time to time, that is filed with the FDA or any equivalent filing made with any Regulatory Authority in another country in the Territory other than the United States. For purposes of this part, “IND” is synonymous with “Notice of Claim Investigational Exemption for a New Drug”.

1.52	“Indemnification Claim” shall have the meaning ascribed thereto in Section 14.3.

1.53	“Indemnified Party” shall have the meaning ascribed thereto in Section 14.3.

1.54	“Indemnifying Party” shall have the meaning ascribed thereto in Section 14.3.

1.55	“Information” means all information not generally known to the public including screens, models, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales, manufacturing data, manufacturing secrets and procedures, secret processes, reports, plans, designs, prototypes, test results, working drawings, methods including testing methods, formulas, recipes, material and performance specifications and current accumulated experience acquired as a result of technical research or otherwise, and patent and legal data related to chemical, biological and other tangible materials.

1.56	“Initiation of Phase I Trial” means the first dosing of the [*] patient in a Phase I Clinical Trial. If there are intended to be fewer than [*] patients to be enrolled in the trial, then initiation shall be deemed to be the first dosing of the last patient enrolled.

1.57	“Initiation of Phase II Trial” means the first dosing of the [*] patient in a Phase II Clinical Trial.

1.58	“Initiation of Phase III Trial” means the first dosing of the [*] patient in a Phase III Clinical Trial.

1.59	“JBI” shall have the meaning ascribed thereto in the Preamble.

1.60	“JBI Improvements to Aduro Core Technology” shall mean any enhancement, improvement or modification to the Aduro Core Technology that is developed, conceived or reduced to practice by or on behalf of JBI or its Affiliates in connection with the Exploitation of a GVAX Licensed Therapeutic.

1.61	“JBI Know-How” means Information that: is (i) under the Control of JBI or its Affiliates during the Term and (ii) useful or reasonably necessary for the Exploitation of a GVAX Licensed Therapeutic, including any copyrights, rights in any data or database and droit moral associated with the foregoing.

1.62	“JBI Patent(s)” means any Patent that: (i) is Controlled by JBI or its Affiliates during the Term, and (ii) useful or reasonably necessary for the Exploitation of a GVAX Licensed Therapeutic.

1.63	“JBI Project IP” shall have the meaning ascribed thereto in Section 11.1.2.

1.64	“JBI Universal Calendar” means the calendar attached hereto for 2014 as the Calendar Year Schedule and as shall be updated by JBI for each subsequent Calendar Year consistent with that used for JBI’s internal business purposes.

1.65	“[*]” means the [*].

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

1.66	“[*] Agreements” means the (i) RALA; (ii) New [*] License; and (iii) Antigen Discovery License.

1.67	“Joint Project IP” shall have the meaning ascribed thereto in Section 11.1.2.

1.68	“Losses” shall have the meaning ascribed thereto in Section 14.1.

1.69	“Manufacturing” (including variations such as “Manufacture”) means the performance of any and all activities directed to producing, manufacturing, processing, filling, finishing, packaging, labelling, quality control, quality assurance, testing and release, shipping and storage of a GVAX Licensed Therapeutic in Development (e.g. Manufacturing of clinical supplies), but excluding Commercialization and Development activities.

1.70	“Modification” (including variants such as “Modify” and “Modified”) means any adaptation, enhancement, redesign, or other change to a product or process.

1.71	“Net Sales” means the gross amounts [*] on sales of a GVAX Licensed Therapeutic by JBI or any of its Affiliates or Sublicensees to a Third-Party purchaser in an arms-length transaction, less the following deductions[*] in the gross sales price with respect to such sales:

(i)	normal and customary trade, cash and quantity discounts, allowances, deductions, fees and credits, in the form of deductions actually allowed with respect to sales of such GVAX Licensed Therapeutic (to the extent not already reflected in the amount invoiced), excluding commissions for commercialization;

(ii)	excise taxes, use taxes, tariffs, sales taxes and customs duties, and other government charges imposed on the sale of such GVAX Licensed Therapeutic to the extent separately itemized on the invoice (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(iii)	outbound freight, shipment and insurance costs to the extent separately itemized on the invoice;

(iv)	compulsory payments and cash rebates related to the sales of such GVAX Licensed Therapeutic paid to a governmental authority (or agent thereof) pursuant to governmental regulations, including government levied fees as a result of healthcare reform policies;

(v)	retroactive price reductions, credits or allowances for rejections or returns of such GVAX Licensed Therapeutic including for recalls, damaged goods and billing errors;

(vi)	rebates, chargebacks, and discounts (or the equivalent thereof) to managed health care organizations, pharmacy benefit managers (or the equivalent thereof), federal, state, provincial, local or other governments, or their agencies or purchasers, reimbursers, or trade customers; and

(vii)	an amount equal to [*] percent [*] of such gross amounts to cover items not set forth above.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

The foregoing deductions shall be [*]. All such discounts, allowances, credits, rebates, and other deductions shall be [*]. Sales of a GVAX Licensed Therapeutic by and between JBI and its Affiliates and Sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes; provided that any resale by the purchaser to a Third-Party distributor or to a Third-Party for end use, shall be included in Net Sales. [*] shall be excluded from Net Sales calculations for all purposes.

In the event a GVAX Licensed Therapeutic is sold in combination with other products by JBI, its Affiliates or Sublicensees and the Third-Party customer receives a discount for such “bundling” of products (for clarity, this situation describes bundling of two or more separate products, each in finished dosage form, and not a fixed combination of two or more active ingredients in a single finished product) (a “Bundled Product”), the Net Sales of such GVAX Licensed Therapeutic, for the purposes of determining royalty payments, shall be determined [*]. In the event that [*], then, for purposes of determining the royalty payments due in respect of such GVAX Licensed Therapeutic, the [*].

If a GVAX Licensed Therapeutic is sold in the form of a fixed combination in a single finished product containing both such GVAX Licensed Therapeutic and one or more other active ingredient(s) as separate molecular entity(ies) that are not GVAX Licensed Therapeutic (a “Combination Product”), the Net Sales of such GVAX Licensed Therapeutic, for the purpose of calculating royalty payments owed under this Agreement for sales of such GVAX Licensed Therapeutic, shall be determined as follows: first, [*]. If any other active ingredient(s) in the Combination Product is not sold separately, Net Sales shall be calculated by [*]. If neither such GVAX Licensed Therapeutic nor any other active ingredient in the Combination Product is sold separately, [*].

1.72	“New [*] License” means that certain Patent Technology License and Materials Transfer Agreement, dated as of [*] by and between [*].

1.73	“Out-of-Pocket Expenses” means expenses actually paid (with no mark-up) to any Third Party that is either: (i) not an Affiliate of a Party claiming such expenses, or (ii) is an Affiliate of that Party where such payment is limited to reimbursing such Affiliate for expenses actually paid by such Affiliate to a Third Party that is not an Affiliate of the Party claiming such expenses.

1.74	“Party” or “Parties” shall have the meaning ascribed thereto in the Preamble.

1.75	“Patent(s)” means all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications claiming priority to such patents and patent applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.76	“Price and Reimbursement Approval” means any approvals, licenses, registrations or authorizations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary to determine or set the pricing of a GVAX Licensed Therapeutic, and/or its reimbursement level by the relevant health authorities, providers or other funding institutions, at supranational, national, regional, state or local level.

1.77	“Protocol” shall have the meaning ascribed thereto in Section 16.2.5.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

1.78	“Process Modification” means a change related to the Exploitation of a GVAX Licensed Therapeutic that is intended to enhance JBI’s ability to effectively Exploit such GVAX Licensed Therapeutic. Examples of a Process Modification would include Modifications that improve GVAX Licensed Therapeutic stability, delivery, packaging, storage, shelf life, dosage or other similar matters.

1.79	“RALA” means that certain Restated and Amended License Agreement between [*] dated as of [*].

1.80	“Receiving Party” shall have the meaning ascribed thereto in Section 12.1.

1.81	“Regulatory Approval” means all approvals, licenses, registrations or authorizations (excluding Price and Reimbursement Approvals) by Regulatory Authorities in a country (or supra-national organizations, such as the EMA) that are required for the marketing or sale of a GVAX Licensed Therapeutic in such country or the conduct of clinical studies in such country.

1.82	“Regulatory Authority” means any regulatory agency, ministry, department or other governmental body having authority in any country to control development, manufacture, marketing or sale of pharmaceutical or biologic products, including the FDA and the EMA.

1.83	“Royalty Term” shall have the meaning ascribed thereto in Section 8.2.

1.84	“Sublicensee” means, with respect to a particular GVAX Licensed Therapeutic, a Third-Party to whom JBI has granted a license or sublicense under any Aduro Patents or Aduro Know-How to make, use or sell such GVAX Licensed Therapeutic to the extent permitted under Section 2.2 hereof.

1.85	“Technology Transfer Plan” shall have the meaning ascribed thereto in Section 5.1.

1.86	“Term” shall have the meaning ascribed thereto in Section 15.1.

1.87	“Territory” means the entire world.

1.88	“Third-Party” means an individual, corporation, or any other entity other than JBI, Aduro, and Affiliates of either Party.

1.89	“Valid Claim” means a claim in any Aduro Patent, which claim has not expired or been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction. For the purpose of royalty determination and payment, [*].

2	LICENSE GRANTS

2.1	Licenses.

2.1.1	License for GVAX Licensed Therapeutic. Subject to the terms and conditions of this Agreement, Aduro hereby grants to JBI an exclusive (even as to Aduro) license under the Aduro Intellectual Property that is owned by Aduro or its Affiliates solely to Exploit GVAX Licensed Therapeutic in the Field (including for use in combination with any other product or service with respect to use in [*]) , with the right to sublicense as permitted in Section 2.2.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

2.1.2	Sublicense for GVAX Licensed Therapeutic.

(i)	Subject to the terms and conditions of this Agreement, Aduro hereby grants to JBI an exclusive (even as to Aduro) sublicense under the Aduro Intellectual Property that is Controlled but not owned by Aduro and/or its Affiliates on the Effective Date, including the Aduro Intellectual Property Controlled by Aduro pursuant to the [*] Agreements, solely to Exploit GVAX Licensed Therapeutic in the Field (including for use in combination with any other product or service) with the right to sublicense as permitted in Section 2.2;

(ii)	In addition, subject to the terms and conditions of this Agreement, Aduro hereby grants to JBI an exclusive sublicense (even as to Aduro) under any Aduro Intellectual Property that becomes Controlled by Aduro subsequent to the Effective Date solely to Exploit GVAX Licensed Therapeutic in the Field (including for use in combination with any other product or service with respect to use in [*]), with the right to sublicense as permitted in Section 2.2, if no material additional payment would be required by Aduro to sublicense the same to JBI. Aduro shall give JBI prompt written notice of any such Aduro Intellectual Property.

(iii)	With respect to Aduro Intellectual Property that is not owned by Aduro and becomes Controlled by Aduro subsequent to the Effective Date, if any material additional payment (including any royalty) would be required by Aduro to sublicense the same to JBI, then Aduro hereby grants to JBI an exclusive sublicense (even as to Aduro) under such Aduro Intellectual Property solely to Exploit GVAX Licensed Therapeutic in the Field (including for use in combination with any other product or service with respect to use in [*]), with the right to sublicense as permitted in Section 2.2, provided that JBI agrees in writing to reimburse such amount to Aduro (or to pay such amount directly). Aduro shall promptly notify JBI of such necessary payment and the amount thereof. The Parties shall then [*].

(iv)	JBI hereby grants to Aduro a non-exclusive,[*] license, including the right to grant sublicenses together with a license to the Aduro Core Technology to which it specifically relates, in JBI Improvements to Aduro Core Technology Controlled by JBI solely to Exploit [*].

2.2	Sublicensing. Notwithstanding anything to the contrary below, the rights granted under the [*] Agreements may not be further sublicensed except as may be agreed to in writing by [*]. JBI may sublicense its rights to GVAX Licensed Therapeutic to its Affiliates without Aduro’s approval. In addition, [*], JBI may sublicense its rights to one or more GVAX Licensed Therapeutic to one or more Third Parties without Aduro’s approval. JBI shall use its [*] efforts to provide Aduro no less than [*] days’ prior written notice of such sublicense, and shall promptly respond in good faith to any reasonable inquiries by Aduro with respect thereto. Such Third-Party Sublicensee must be reasonably capable of exploiting the market opportunity in the Territory for such GVAX Licensed Therapeutic based on the likely development planned for the GVAX Licensed Therapeutic at the time of sublicense and must agree in writing to assume JBI’s obligations with respect to the GVAX Licensed Therapeutic hereunder. In addition, and notwithstanding the foregoing, JBI may, without the need for approval by Aduro, distribute GVAX Licensed Therapeutic through one or more Third-Parties, granting any necessary and permissible licenses or sublicenses to any such Third-Party distributors. All such licenses or sublicenses shall contain terms consistent in all material respects with this Agreement including Sections 9, 11, 12, 14 and 16 hereof. JBI shall be responsible for the performance of its Sublicensees and for any failure by its Sublicensees to comply with the applicable terms and conditions of this Agreement. Sublicensees shall [*].

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

2.3	Performance by Affiliates. The Parties agree that any Affiliate of either Party may perform any of that Party’s obligations under this Agreement for or on behalf of that Party provided that a Party shall be fully responsible and liable for the actions of such Affiliates in the performance of such obligations and shall ensure that such Affiliates comply with the terms of this Agreement. Nothing in this Section 2.3 shall relieve either Party of any of its obligations under any provision of this Agreement to the extent that such obligation is not satisfied by performance thereof by such Affiliate of that Party.

2.4	Retained Rights. Subject to Article 3, notwithstanding anything that may be construed to the contrary herein, Aduro retains the right to use the Aduro Intellectual Property in order to Exploit products other than GVAX Licensed Therapeutic, on its own or with any other party throughout the world. For the avoidance of doubt, and without prejudice to the rights granted herein to Exploit GVAX Licensed Therapeutic in the Field (including for use in combination with any other product or service with respect to use in [*]), no license is granted in this Agreement to JBI to sell any Aduro product or Aduro product platform technology (including any small molecule, adjuvant, biomarker, diagnostic or the like) other than GVAX Licensed Therapeutic, whether alone or in combination with GVAX Licensed Therapeutic and regardless of whether such GVAX Licensed Therapeutic is sold under labelling which permits its use in combination with any Aduro product or Aduro product platform technology.

2.5	Process Modifications. JBI may make Process Modifications to GVAX Licensed Therapeutic independently of Aduro, and without Aduro’s consent. Any Process Modifications developed independently by Aduro shall constitute Aduro Intellectual Property and will be disclosed to JBI by Aduro.

3	EXCLUSIVITY

3.1	During the Term, Aduro, its Affiliates and its and their respective Sublicensees shall [*]. For the avoidance of doubt, the foregoing limitation on [*] shall not limit [*] performed by Third-Parties provided that neither Aduro nor its Affiliates provides [*] to such Third-Party other than provision of [*]. Aduro shall [*].

3.2	In addition, during the Term, Aduro, its Affiliates and its and their respective Sublicensees shall also not grant any Third-Party a right or license to any Aduro Intellectual Property to Exploit any [*].

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

4	SUBCONTRACTING

Each Party may perform any activities in support of its activities under this Agreement through subcontracting to a Third-Party contractor or contract service organization; provided that: (i) none of the rights of the other Party hereunder are materially adversely affected as a result of such subcontracting; (ii) any such Third-Party subcontractor shall enter into an appropriate written agreement obligating such Third-Party to be bound by obligations of confidentiality and restrictions on use that are no less restrictive than set forth herein; (iii) such Party will obligate such Third-Party to agree in writing to assign or license (with the right to grant sublicenses) to such Party any inventions (and Patents covering such inventions) invented or otherwise discovered or generated by such Third-Party, and know-how generated by such Third-Party, in performing such services for such Party that are necessary for such Party to meet its ownership and license obligations under this Agreement; and (iv) such Party shall be responsible for appropriately monitoring, directing, managing and supervising such subcontractor and, if it fails to do so, shall be responsible for the acts and omissions of such subcontractor.

5	TECHNOLOGY TRANSFER; CELL LINES; AND MANUFACTURING

5.1	Technology Transfer Plan. Aduro will transfer or arrange to have transferred to JBI, in accordance with the plan set forth as the Technology Transfer Plan Schedule (the “Technology Transfer Plan”): (i) a copy of all Aduro Know-How useful or reasonably necessary for the Development or Manufacturing of GVAX Licensed Therapeutic; and (ii) all materials, including the PC3 and LNCaP cell lines, useful or reasonably necessary for the Development or Manufacturing of GVAX Licensed Therapeutic (in quantities set out in the Technology Transfer Plan or if not set forth therein in reasonable quantities to be mutually agreed upon); (iii) a copy of all preclinical and clinical analytical or other assays useful or reasonably necessary for the Development or Manufacturing of GVAX Licensed Therapeutic in an orderly fashion including those specifically set forth in the Technology Transfer Plan Schedule; and (iv) any other items set forth therein. Aduro shall use its commercially reasonable best efforts to complete such transfer within [*] days following the Effective Date.

5.2	Transfer of Additional Aduro Know-How. If either JBI or Aduro discovers any materials or Aduro Know-How that has not been transferred to JBI pursuant to Section 5.1 above and that is useful or reasonably necessary for the Development and Commercialization of a GVAX Licensed Therapeutic, then Aduro shall promptly transfer to JBI such material or a copy of such Aduro Know-How. If such Aduro Know-How already exists in electronic form, then it shall be transferred in electronic rather than paper form.

5.3	Cell Lines. Title to the PC3 and LNCaP cell lines shall vest with JBI, and Aduro may not use them for any purpose other than to satisfy its obligations under this Agreement.

5.4	Manufacturing. Upon JBI’s request, Aduro shall provide reasonable cooperation to JBI to assist JBI in establishing its own manufacturing relationships or agreements with any Third-Party to manufacture GVAX Licensed Therapeutic or any components thereof, including technology transfer activities from Aduro’s Third-Party manufacturers to manufacturers selected by JBI, provided that all costs incurred with respect to any such agreements and relationships with Third Parties shall be borne solely by JBI.

5.5

Technology Transfer Expenses. The cost to JBI for such Technology Transfer activities shall be Aduro’s FTE Costs (after the first 100 hours, which shall be provided at no charge) and Out-of-Pocket Expenses, unless otherwise agreed by the Parties, and reimbursed in the manner described in Section 5.6 below. Other than the Technology

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Transfer activities contemplated in the Technology Transfer Plan, the Parties shall agree in writing on plans and budgets necessary to implement Technology Transfer activities contemplated by this Section 5.5 taking into account the reasonable availability of Aduro’s resources.

5.6	Out-of-Pocket-Expenses and FTE Costs. All Out-of-Pocket Expenses and FTE Costs incurred on a Calendar Quarter basis in accordance with this Article 5 shall be reimbursed to Aduro by JBI up to a total of 107.5% of the budget corresponding to the specified activities for such Calendar Quarter; provided that the costs of activities outsourced to Third Parties shall be indicated to be estimates, ranges, per unit or per hour costs, as the case may be, in the applicable plan and budget and treated accordingly. Within [*] calendar days of the end of each Calendar Month, Aduro shall submit an invoice to JBI in accordance with the invoice procedure set forth in the Invoice Procedure Schedule for the FTE Costs and Out-of-Pocket Expenses it incurred during such Calendar Month, together with a written report setting forth in reasonable detail such costs and expenses. Reimbursements shall be made within [*] days after receipt of valid invoice as set forth in the Invoice Procedure Schedule.

6	RESEARCH, DEVELOPMENT AND COMMERCIALIZATION OF GVAX LICENSED THERAPEUTIC

6.1	General. Except as otherwise expressly provided for in this Agreement, JBI shall have sole discretion, control and responsibility with respect to all Development, Manufacturing and Commercialization of GVAX Licensed Therapeutic.

6.2	Reports. JBI will send Aduro a written status report on its activities with respect to its Development and Commercialization of GVAX Licensed Therapeutic every twelve (12) months. The report will summarize material Development and Commercialization efforts and expected Commercialization timelines on a country-by-country basis (to the extent JBI prepares such reports on a country-by-country basis for its own use).

7	FINANCIALS

7.1	Upfront Payment. As consideration for the rights and obligations as set forth herein, JBI shall pay Aduro a non-refundable license fee of five hundred thousand US dollars ($500,000). Aduro shall invoice JBI promptly after the Effective Date, and JBI shall make such payment within [*] business days of receipt thereof.

7.2	Commercialization Fee. In partial consideration for the rights and licenses granted by Aduro to JBI hereunder, JBI shall pay, or cause to be paid, to Aduro a single non-refundable, non-creditable milestone payment of [*] upon the achievement of the [*] (the “Commercialization Fee”). JBI shall notify Aduro promptly in writing (and in any event within [*] days of the achievement of such milestone event). Aduro shall invoice JBI promptly upon receipt of such notice and JBI shall make the payment within [*] days of receipt thereof.

8	ROYALTIES RELATING TO GVAX LICENSED THERAPEUTIC

8.1	Royalty Amount. As partial consideration for the exclusive licenses provided herein, and subject to the limitations below, JBI shall pay to Aduro an [*] royalty on aggregate Net Sales of GVAX Licensed Therapeutic for each Calendar Year during the Royalty Term.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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8.2	Royalty Term. The royalty amounts set forth above shall be payable for each GVAX Licensed Therapeutic on a product-by-product and country-by-country basis from the date of First Commercial Sale of such GVAX Licensed Therapeutic in such country until twelve (12) years from the date of First Commercial Sale of such GVAX Licensed Therapeutic in such country (the “Royalty Term”).

8.3	Period Pro Ration. If an event that results in a change to the royalty rate payable occurs during a Calendar Quarter (such as a patent expiry or the third anniversary of the First Commercial Sale of a GVAX Licensed Therapeutic) and it is not practical to determine with certainty which relevant Net Sales took place before and which Net Sales took place after such event, then the Net Sales for such Calendar Quarter affected by such change shall be pro-rated over such Calendar Quarter based upon the number of business days in the relevant country or countries in the Territory in such Calendar Quarter before the occurrence of such event as compared to the total business days in such country or countries in such Calendar Quarter.

9	PAYMENT TERMS

9.1	Currency of Payment and Related Matters.

9.1.1 All payments under this Agreement will be made in United States dollars.

9.1.2 For purposes of computing royalty payments for Net Sales made in currencies other than United States Dollars, such Net Sales shall be converted into United States dollars using the Currency Hedge Rate(s).

9.1.3 For the upcoming calendar year, JBI shall provide in writing to Aduro not later than [*] business days after the Currency Hedge Rate(s) are available from the GTSC (which is customarily at the end of October): (i) a Currency Hedge Rate(s) to be used for the local currency of each country of the Territory; and (ii) the details of such Currency Hedge Rate(s).

9.1.4 The Currency Hedge Rate(s) will remain constant throughout the upcoming Calendar Year and JBI shall use the Currency Hedge Rate(s) to convert Net Sales to the Dollars for the purpose of calculating royalties.

9.1.5 All royalties shall be paid through wire transfer at the bank(s) and to the account(s) designated by Aduro.

9.2	Late Payments. If JBI fails to pay a sum payable by it under this Agreement within [*] business days after the due date for payment, JBI shall pay interest on such sum for the period from and including the due date up to the date of actual payment at the rate that is [*]. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be payable on demand and compounded quarterly in arrears.

9.3

Reports and Payments. JBI shall make all royalty payments due within [*] days following the end of each Calendar Quarter. Furthermore, each royalty payment due shall be accompanied by a written report showing the Net Sales and the royalty amount payable during the relevant Calendar Quarter. At the end of each Calendar Year, the Parties shall calculate whether there has been any underpayment or overpayment by JBI during the course of that Calendar Year. In the event that an overpayment has occurred, JBI shall be entitled to offset such overpayment against royalties payable to Aduro in the first Calendar Quarter of the subsequent Calendar Year and in the event that an underpayment has occurred, JBI shall pay a sum equal to such underpayment to Aduro

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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in addition to the royalties paid in the first Calendar Quarter of the subsequent Calendar Year. If prepared by JBI for its own internal purposes, JBI will provide Aduro [*] within the first [*] days of the end of the applicable Calendar Quarter. Such [*] shall be reasonably based on information then-currently available and is non-binding [*]. JBI will not be responsible for Aduro’s use of [*] and shall have no liability with respect thereto. Aduro acknowledges that [*] is being provided for Aduro’s convenience.

9.4	Records. Each Party shall keep and cause its Affiliates and Sublicensees to keep true and accurate books and records, consistent with relevant accounting standards in sufficient detail to enable the payments due or subject to reimbursement to be determined, until the end of the third Calendar Year following the Calendar Year to which such books and records pertain or, if longer, as required by Applicable Law. Upon the request of a Party, but not more often than once per Calendar Year, such Party may, at its expense (except as otherwise provided herein), designate an independent public accountant acceptable to the other Party (such acceptance not to be unreasonably withheld, conditioned or delayed) to review such books and records to verify the accuracy of the payments made or payable hereunder during the preceding three (3) Calendar Years. The report of the independent public accountant may be provided with the other Party prior to distribution to the auditing Party such that the other Party can provide the independent public accountant with justifying remarks for inclusion in the report prior to sharing the conclusions of such independent public audit. The final audit report will be shared with JBI and Aduro at the same time and specify whether the amounts paid to a Party pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. The non-auditing Party shall promptly pay any underpayment to the auditing Party, together with interest calculated in the manner provided in Section 9.2. If the independent accountant discovers any inaccuracy which has caused any underpayments to the auditing Party by the non-auditing Party of [*] or more in the relevant audit period, the expenses of the accountant shall be borne by non-auditing Party.

9.5	No Further Payment Obligations. JBI shall have no payment obligations to Aduro except as expressly set forth in this Agreement. Except as may otherwise be expressly agreed to in writing by JBI, Aduro is solely responsible for any royalties, milestones, or any other payment or consideration due to any Third-Party as a result of JBI’s Development or Commercialization of a GVAX Licensed Therapeutic, including any consideration due pursuant to the [*] (including “Sublicensee Income” as defined therein) or [*] Agreements.

10	TAXES

10.1 JBI will make all payments to Aduro under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

10.2 Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by JBI on behalf of Aduro to the appropriate governmental authority, and JBI will furnish Aduro with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Aduro.

10.3 JBI and Aduro will cooperate with respect to all documentation required by any taxing authority or reasonably requested by the other to secure a reduction or exemption in the rate of applicable withholding taxes.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10.4 If JBI had a duty to withhold taxes in connection with any payment it made to Aduro under this Agreement but JBI failed to withhold, and such taxes were assessed against and paid by JBI, then Aduro will indemnify and hold harmless JBI from and against such taxes (including interest). If JBI makes a claim with respect to the foregoing, it will comply with the obligations imposed by 10.2 above as if JBI had withheld taxes from a payment to Aduro.

11	INTELLECTUAL PROPERTY

11.1	Ownership and Inventorship.

11.1.1 No Licenses. Other than as expressly provided in this Agreement, neither Party grants any right, title, or interest in any Information, Patent, or other intellectual property right Controlled by such Party or its Affiliates to the other Party or its Affiliates.

11.1.2 Ownership of Technology.

(i) As between the Parties, Aduro shall own and retain all right, title and interest in and to the Aduro Intellectual Property.

(ii) As between the Parties, Aduro shall own and retain all right, title and interest in and to any intellectual property, including Patents, conceived, discovered, developed or otherwise made or reduced to practice by or on behalf of Aduro or its Affiliates (either alone or jointly with others) during the course of, in furtherance of, and as a direct result of Development, Manufacturing or Commercialization of GVAX Licensed Therapeutic hereunder, and that does not name any inventors having an obligation of assignment to JBI at the time such intellectual property is conceived, discovered, developed or otherwise made (collectively herein “Aduro Project IP”).

(iii) Except as set forth in subsection (ii) above, as between the Parties, JBI shall own and retain all right, title and interest in and to any intellectual property, including Patents, conceived, discovered, developed or otherwise made or reduced to practice by or on behalf of JBI or its Affiliates (either alone or jointly with others) during the course of, in furtherance of, and as a direct result of Development, Manufacturing or Commercialization of GVAX Licensed Therapeutic hereunder, and that does not name any inventors having an obligation of assignment to Aduro at the time such intellectual property is conceived, discovered, developed or otherwise made (collectively herein “JBI Project IP”).

(iv) The Parties shall jointly own any intellectual property, including Patents, conceived, discovered, developed or otherwise made or reduced to practice during the course of, in furtherance of, and as a direct result of Development, Manufacturing or Commercialization of GVAX Licensed Therapeutic hereunder, and that names any inventors having an obligation of assignment to Aduro and any inventors having an obligation of assignment to JBI at the time such intellectual property is conceived, discovered, developed or otherwise made (collectively herein “Joint Project IP”).

(v) For the avoidance of doubt, Aduro Project IP and Aduro’s rights in and to any Joint Project IP shall be treated as Aduro Intellectual Property under this Agreement to the extent such Aduro Project IP and Joint Project IP relates to the GVAX Materials shall be considered Aduro Intellectual Property. Likewise, JBI Project IP and JBI’s rights in and to any Joint Project IP shall be treated as JBI Know-How or a JBI Patent as appropriate under this Agreement to the extent such JBI Project IP and Joint Project IP is useful or reasonably necessary for the Exploitation of a GVAX Licensed Therapeutic; and JBI Project IP and JBI’s rights in and to any Joint Project IP shall be

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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treated as JBI Improvements to Aduro Core Technology under this Agreement to the extent it is an enhancement, improvement or modification to the Aduro Core Technology.

(vi) For purposes of this Section 11, inventorship shall be determined in accordance with applicable United States intellectual property laws, regardless of the country in which such intellectual property is conceived, discovered, developed or otherwise made.

(vii) With regard to intellectual property conceived, discovered, developed or otherwise made or reduced to practice during the course of, in furtherance of, and as a direct result of Development, Manufacturing or Commercialization of GVAX Licensed Therapeutic, each Party shall promptly notify the other Party of any such intellectual property of which it becomes aware, and the Parties shall confer in a timely manner in order to take such actions as may be reasonably necessary to protect such intellectual property, including but not limited to filing for patent protection.

11.2	Filing, Prosecution, Maintenance and Defense of Aduro Core Patents.

11.2.1 Aduro shall have the initial right and responsibility for filing, prosecuting, maintaining, enforcing, and defending the Aduro Core Patents, including any intellectual property jointly owned by the Parties in accordance with Section 11.1.2(iv) that is an Aduro Core Patent, at its sole cost and with commercially reasonable diligence. Aduro shall provide JBI with timely copies of all material communications to and from the applicable patent offices concerning prosecution of the Aduro Core Patents, provide JBI the opportunity, reasonably in advance of any filing deadlines, to comment thereon and consult with Aduro about, and consider in good faith the requests and suggestions of JBI concerning, such prosecution.

11.2.2 At least [*] calendar days prior to the applicable date for national stage filing of any international patent application filed under the Patent Cooperation Treaty that is an Aduro Core Patent, Aduro shall provide JBI with a list of countries and regions into which Aduro intends to file such national stage applications. This list shall include at least the United States, the European Patent Office, and Japan (each of which may be filed either directly or through such international patent application). JBI may request that Aduro file such national stage applications in one or more additional countries, with the filing costs in those additional countries (including any required translation costs) at JBI’s expense. Except as provided in Section 11.2.5, Aduro shall retain the sole right and responsibility for prosecuting, maintaining and defending the Aduro Core Patents filed under this Section 11.2.2.

11.2.3 If either Party learns of: (i) any actual or suspected commercially material infringement of an Aduro Core Patent Covering a GVAX Licensed Therapeutic by a Third-Party; or (ii) any unauthorised commercially material use by a Third-Party of Aduro Know-How relating to a GVAX Licensed Therapeutic; it shall promptly notify the other Party, and representatives of JBI and Aduro shall confer to determine in good faith an appropriate course of action to enforce or defend such intellectual property rights in accordance with Section 11.6.

11.2.4 Upon notice that a Third Party has commenced any action to oppose, revoke, cancel or invalidate an Aduro Core Patent Covering a GVAX Licensed Therapeutic, JBI and Aduro shall confer to determine in good faith an appropriate course of action to enforce or defend such intellectual property rights in accordance with Section 11.6.

11.2.5 In the event that Aduro decides with respect to any country not to file or prosecute, or to abandon or let lapse, any Aduro Core Patent during the Term, Aduro shall notify JBI of such decision at least [*] calendar days prior to the expiration of any deadline

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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relating to such activities. JBI shall have the option, but not the obligation, to assume responsibility in writing within [*] days of such notice for prosecuting, maintaining, and defending such Aduro Core Patent, at JBI’s sole expense. Failure to provide such written notice shall be considered a decision by the other Party that it will not exercise such option, and such option shall immediately terminate. Assuming JBI exercises its option, JBI shall keep Aduro informed of all direct costs incurred by JBI in prosecuting, maintaining and defending such Aduro Core Patent, [*].

11.3	Filing, Prosecution, Maintenance and Defense of GVAX Licensed Therapeutic Specific Patents.

11.3.1 JBI shall have the initial right and responsibility for filing, prosecuting, maintaining, enforcing, and defending the GVAX Specific Patents, including any intellectual property jointly owned by the Parties in accordance with Section 11.1.2(iv) that is a GVAX Specific Patent, at its sole cost and with commercially reasonable diligence. JBI shall provide Aduro with timely copies of all material communications to and from the applicable patent offices concerning prosecution of the GVAX Specific Patents, provide Aduro the opportunity, reasonably in advance of any filing deadlines, to comment thereon and consult with JBI about, and consider in good faith the requests and suggestions of Aduro concerning, such prosecution.

11.3.2 At least [*] calendar days prior to the applicable date for national stage filing of any international patent application filed under the Patent Cooperation Treaty that is a GVAX Specific Patent, JBI shall provide Aduro with a list of countries and regions into which JBI intends to file such national stage applications. This list shall include at least the United States, the European Patent Office, and Japan (each of which may be filed either directly or through such international patent application). Aduro may request that JBI file such national stage applications in one or more additional countries, with the filing costs in those additional countries (including any required translation costs) at Aduro’s expense. Except as provided in Section 11.3.5, JBI shall retain the sole right and responsibility for prosecuting, maintaining and defending the GVAX Specific Patents filed under this Section 11.3.2.

11.3.3 If either Party learns of: (i) any actual or suspected commercially material infringement of GVAX Specific Patents by a Third-Party, it shall promptly notify the other Party, and representatives of JBI and Aduro shall confer to determine in good faith an appropriate course of action to enforce such intellectual property rights in accordance with Section 11.6.

11.3.4 Upon notice that a Third-Party has commenced any action to oppose, revoke, cancel or invalidate any GVAX Specific Patents, JBI and Aduro shall confer to determine in good faith an appropriate course of action to enforce or defend such intellectual property rights in accordance with Section 11.6.

11.3.5 In the event that JBI decides with respect to any country not to prosecute or to abandon or let lapse any GVAX Specific Patents during the Term, JBI shall notify Aduro of such decision at least [*] calendar days prior to the expiration of any deadline relating to such activities. Aduro shall have the right, but not the obligation, to assume responsibility for prosecuting, maintaining, and defending GVAX Specific Patents, at Aduro’s sole expense. JBI hereby grants, and Aduro accepts, a fully paid up, non-royalty bearing, exclusive (even as to JBI), sublicensable license under JBI’s rights to any GVAX Specific Patents for which Aduro assumes responsibility under this Section 11.3.5.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.4	Patent Term Extensions, Patent Certification and Notices.

11.4.1 JBI shall be responsible for determining the strategy for applying for the extension of the term of any patents for which it has responsibility to prosecute, maintain and defend under this Section 11, such as under the “U.S. Drug Price Competition and Patent Term Restoration Act of 1984” (hereinafter the “Act”), the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country. If requested by JBI, Aduro shall apply for and use its reasonable efforts to obtain such an extension or, should the law require JBI or one of its Sublicensees hereunder to so apply, Aduro hereby gives permission to JBI to do so (in which case Aduro agrees to cooperate with JBI or its Sublicensee, as applicable, in the exercise of such authorization and shall execute such documents and take such additional action as JBI may reasonably request in connection therewith). JBI and Aduro agree to cooperate with one another in obtaining any patent extension hereunder as directed by JBI.

11.4.2 JBI shall be responsible for determining the strategy with respect to certifications, notices and patent enforcement procedures regarding patents for which it has responsibility to prosecute, maintain and defend under this Section 11 under the Act and the Biologics Price Competition and Innovation Act of 2009 (hereinafter the “BPCIA”). Aduro shall cooperate, as reasonably requested by JBI, in a manner consistent with Section 11.4.1 and this Section 11.4.2. Aduro hereby authorizes JBI to: (i) provide in any BLA or in connection with the BPCIA, a list of patents that may include Aduro Core Patents that are applicable to a GVAX Licensed Therapeutic under the BPCIA (ii) except as otherwise provided in this Agreement, exercise any rights exercisable by JBI as patent owner under the Act or the BPCIA; and (iii) exercise any rights that may be exercisable by JBI as reference product sponsor under the BPCIA, including, (a) providing a list of patents that relate to the GVAX Licensed Therapeutic including Aduro Core Patents, (b) engaging in the patent resolution provisions of the BPCIA with regard to GVAX Specific Patents; and (c) determining which GVAX Specific Patents will be the subject of immediate patent infringement action under §351(l)(6) of the BPCIA; provided that with respect to JBI’s exercise of rights under the BPCIA, JBI shall consult with a representative of Aduro designated by Aduro in writing and qualified to receive confidential information pursuant to §365(l) of the BPCIA with respect to JBI’s exercise of any rights exercisable as reference product sponsor including providing such representative with timely copies of material correspondence relating to such matters, providing such representative the opportunity, reasonably in advance of any related JBI action, to comment thereon and to consult with and consider in good faith the requests and suggestions of Aduro with respect to such matters.

11.4.3 In the event that JBI desires to apply for an extension of any patents for which Aduro has responsibility to prosecute, maintain and defend under this Section 11 under the Act, the Supplementary Certificate of Protection of the Member States of the European Union or any other similar measures in any other country; or utilize any such patent for purposes of engaging in the patent resolution provisions or bringing a patent infringement action under the BPCIA; the Parties shall meet in good faith to discuss strategy for such activity, provided that Aduro shall not be obligated to agree to the use of any such patent for any such activity.

11.5

Separation of Aduro Core Patents and GVAX Specific Patents. The Parties acknowledge that certain patent applications owned by Aduro, JBI, or jointly by Aduro and JBI and that are the subject of this Section 11 may contain a specification which supports claims that fall within the definition of Aduro Core Patents, as well as claims that fall within the definition of GVAX Specific Patents. To the extent possible, the Parties shall cooperate to divide such applications into separate daughter patent applications which may claim common priority, such that daughter patent applications that fall within the Aduro Core Patents will not contain any claims falling within the GVAX Specific Patents, and daughter patent applications that fall within the GVAX Specific Patents will not contain any claims falling within the Aduro Core Patents.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Aduro shall have the sole right and responsibility for filing, prosecuting, maintaining and defending daughter patent applications that are Aduro Core Patents in accordance with Section 11.2, and JBI shall have the sole right and responsibility for filing, prosecuting, maintaining and defending daughter patent applications that are GVAX Specific Patents in accordance with Section 11.3.

11.6	Mechanism for Enforcement and Defense.

11.6.1 A Party asserting its right to enforce or defend any Aduro Core Patent or GVAX Specific Patents under this Agreement (the “Controlling Party”) shall keep the other Party reasonably informed during the course of any legal action related to such enforcement or defense (an “Action”), and shall consult with such other Party before taking any major steps during the conduct of such Action. The other Party shall provide all reasonable cooperation to the Controlling Party in connection with such Action, including being named as a party to such Action if required for standing purposes.

11.6.2 The Controlling Party in an Action shall not take any position with respect to, or compromise or settle, such Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of any Aduro Core Patent or GVAX Specific Patents without the other Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

11.6.3 A Party having the right to be the Controlling Party in an Action shall provide prompt written notice to the other Party (in a sufficiently timely manner that such Action will not be prejudiced) if:

(i) it does not intend to pursue the Action pursuant to this Section 11 or take such other action as is required or permitted under the Act or BPCIA to preserve its ability to prosecute a potential Action (including such actions as contemplated under Section 11.4; or

(ii) it has not commenced such Action within the earlier of: (a) [*] calendar days after notice of infringement, or (b) [*] calendar days prior to the time limit, if any, set forth under Applicable Law for filing such Action or taken such other action; or

(iii) it has ceased or intends to cease to diligently pursue such Action or such other action.

Upon receipt of such written notice, the other Party shall have the option to become the Controlling Party. The other Party shall respond with written notice within [*] business days indicating if it intends to exercise such option, upon which such other Party shall become the Controlling Party, and may take its own action (at its own expense) to enforce, or take such other action with respect to, such Action, including initiating its own Action or taking over prosecution of any such Action initiated previously. Failure to provide such written notice shall be considered a decision by the other Party that it will not exercise such option, and such option shall immediately terminate.

11.6.4 Any recovery from an Action shall be [*]. Any [*] shall [*].

11.7	Infringement Claims by Third Parties.

11.7.1 If the Manufacture, Development or Commercialization of any GVAX Licensed Therapeutic results in a claim or a threatened claim by a Third-Party against a Party hereto for patent infringement or other violation of its intellectual property rights, the Party first having notice thereof shall promptly notify the other in writing. The notice shall set forth the facts of the claim in reasonable detail.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.7.2 JBI, its Affiliates or Sublicensees shall have the right, but not the obligation, to defend any suit claiming that the Development, Manufacture or Commercialization of a GVAX Licensed Therapeutic infringes any patents or other intellectual property rights of a Third-Party. Aduro will cooperate and assist JBI in any such litigation at JBI’s expense. Without prejudice to JBI’s right to pursue an indemnity claim in lieu of defending a suit as provided in this Section 11.7.2, all costs and any and all damages awarded to any Third-Party pursuant to such suits shall be borne or retained, as the case may be, solely by JBI. Aduro shall, on JBI’s reasonable request and at JBI’s sole expense, assist in the defense to such action, and all costs incurred by Aduro in providing assistance to JBI, its Affiliates or Sublicensees shall be borne solely by JBI.

11.8	Licensor Rights. The foregoing rights and obligations set forth in this Article 11 shall be subject to the obligations imposed by, or rights of, the relevant licensor, if any, of the Aduro Intellectual Property.

11.9	GVAX Materials. In connection with Aduro’s transfer to JBI of the GVAX Materials, JBI agrees that the GVAX Materials will not be used other than in connection with this Agreement. Such GVAX Materials shall not be modified or changed in any manner to create products other than GVAX Licensed Therapeutic. To the extent practicable, JBI shall secure and record the identity of persons given access to the PC3 and LNCaP cell lines, reasonably track the location such cell lines , and promptly report to Aduro any unauthorized use that is discovered by JBI. JBI shall ensure that all Third Parties given access to the GVAX Materials shall agree to be bound in writing to terms no less onerous those herein.

11.10	Notice of Challenge to Aduro Patents. In the event JBI or any of its Affiliates intends to assert in any forum that any Aduro Patent is invalid, JBI or its Affiliate, as applicable, will not less than [*] days prior to making any such assertion, provide to Aduro a summary written disclosure of the grounds then known to JBI or its Affiliate, as applicable (the “Disclosure”), for such assertion and, with such disclosure, will provide Aduro with a copy of any publicly available document or publication upon which JBI or its Affiliate, as applicable, intends to rely in support of such assertion. Within [*] days of Aduro’s receipt of the Disclosure, at Aduro’s request, JBI and Aduro shall meet to discuss the Disclosure. Any such Disclosure and the discussions thereof shall be without prejudice and shall be treated as settlement discussions under Rule 408 of the Federal Rules of Evidence. No Disclosure made under this Section 11.10, nor any discussion between the Parties hereunder, shall be construed as an admission of any kind. Neither the Disclosure, nor any of the Parties’ discussions or exchanges of information hereunder, shall be used by Aduro as a basis for the assertion of any declaratory judgment action or other cause of action, and Aduro agrees not to assert any cause of action against JBI, its Affiliates or Sublicensees relating to such Aduro Patent, other than to enforce the terms hereof until at least [*] days following the conclusion of any such discussions.

12	CONFIDENTIALITY

12.1

Confidentiality Obligations. The Parties agree that, for the term of this Agreement and for [*] years thereafter, either Party that receives (a “Receiving Party”) from the other Party (a “Disclosing Party”) proprietary Information pursuant to this Agreement (collectively “Confidential Information”), shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted by

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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this Agreement) such Confidential Information, except to the extent that it can be established by the Receiving Party that such Confidential Information: (i) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure that was other than through any act or omission of the Receiving Party in breach of this Agreement; (iv) was subsequently lawfully disclosed to the Receiving Party by a Third-Party; (v) can be shown by competent evidence to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of any of the provisions of this Agreement; or (vi) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose.

12.2	Authorized Uses and Disclosures of Confidential Information.

12.2.1 The Receiving Party may disclose Confidential Information to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction, provided, however, that in such case the Receiving Party shall, except where impracticable, give prompt notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy. Upon the Disclosing Party’s request and at its sole expense, the Receiving Party shall provide reasonable assistance to the Disclosing Party in seeking such protective order or other remedy. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment.

12.2.2 To the extent it is reasonably necessary to fulfil its obligations and exercise its rights under this Agreement, either Party may disclose Confidential Information (i) to its Affiliates, consultants, advisors and agents on a need-to-know basis on condition that such Affiliates, advisors, consultants, and agents are bound by obligations of confidentiality and non-use substantially similar to those set forth herein, and (ii) to the extent reasonably necessary to obtain Regulatory Approval for GVAX Licensed Therapeutic in the Field and in the Territory.

12.2.3 Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is necessary in connection with:

(i)	filing or prosecuting patent applications;

(ii)	prosecuting or defending litigation;

(iii)	seeking Regulatory Approval of a GVAX Licensed Therapeutic, including Regulatory Approval of a Manufacturing facility for a GVAX Licensed Therapeutic; or

(iv)	subject to Section 12.3 below, complying with Applicable Laws.

In making any disclosures set forth above, the Disclosing Party shall, except where impracticable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and, except to the extent inappropriate (as in the case of patent applications), will use its reasonable efforts to co-operate with the other Party in order to secure confidential treatment of such Confidential Information.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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12.3	Required Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Applicable Law, such Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of drafts of the proposed filing as soon as reasonably practicable, but in no event less than [*] business days prior to such filing. The Party making such filing shall use reasonable efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential (and in any event the financial terms), and shall only disclose Confidential Information that it is advised by counsel is legally required to be disclosed or required to be disclosed. No such notice shall be required under this Section 12.3 if the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

12.4	Publications. If any proposed publication of JBI shall include Aduro Confidential Information, JBI shall provide Aduro with the opportunity to review any such proposed abstract, manuscript or presentation by delivering a copy thereof to Aduro no less than [*] days before its intended submission for publication or presentation. Aduro shall have [*] days after its receipt of any such abstract, manuscript or presentation in which to notify JBI in writing of any specific objections to the disclosure of Confidential Information of Aduro. In the event that Aduro objects to the disclosure in writing within such [*] day period, JBI agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to modify such information, and JBI shall delete from the proposed disclosure any Aduro Confidential Information upon the reasonable request of Aduro. Once any such abstract or manuscript is accepted for publication, JBI will provide Aduro with a copy of the final version of the manuscript or abstract. For the avoidance of doubt, data and results specific to a GVAX Licensed Therapeutic shall be deemed JBI Confidential Information, and any publications with respect thereto shall be in the sole discretion of JBI.

12.5	Public Announcements. Neither Party shall originate any other publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, or to any amendment hereto or performances hereunder without the prior written consent of the other Party, save only such announcements that are otherwise agreed to by the Parties. Such announcements shall be brief and factual. Except as otherwise provided herein, if a Party decides to make an announcement required by Applicable Law, it shall use reasonable efforts to give the other Party at least [*] business days advance notice, where possible, of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any Confidential Information in the materials, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party’s legal counsel, such Confidential Information is legally required to be disclosed.

12.6	Adverse Event Reporting.

12.6.1 Reporting. The Parties recognize that JBI or its designee as the holder of all Regulatory Approval applications and Regulatory Approvals in the Territory for GVAX Licensed Therapeutic may be required to submit information and file reports to Regulatory Authorities on GVAX Licensed Therapeutics which are under clinical investigation, proposed

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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for marketing, or marketed in the Territory. The Parties also recognize that Aduro or its designee as the holder of all Regulatory Approval applications and Regulatory Approvals in the Territory for other products based on the GVAX platform may be required to submit information and file reports to Regulatory Authorities on such other products which are under clinical investigation, proposed for marketing, or marketed in the Territory. Each Party will, and will require its Affiliates and Sublicensees to, report adverse events with respect to their respective products to the extent required by and in accordance with Applicable Law.

12.6.2 Safety Agreement. Each Party shall assign a representative, and such representatives shall have a first meeting within [*] days of the Effective Date, to agree on a process and procedure for sharing adverse event information, which shall be documented in a pharmacovigilance agreement. Within the time period agreed to in writing by the Parties during that first meeting, the Parties shall negotiate in good faith and enter into a pharmacovigilance agreement governing safety data exchange procedures regarding the coordination of collection, investigation, reporting, and exchange of information concerning adverse events to comply with Applicable Law, including with respect to clinical trials conducted by or on behalf of each Party, its Affiliates and Sublicensees.

12.6.3 Safety Liaison. During the first meeting of the Parties set forth in Section 12.6.2 above, the Parties shall designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of adverse events, to the extent required or agreed under the pharmacovigilance agreement, with respect to their respective products.

13	REPRESENTATIONS AND WARRANTIES

13.1	Representations and warranties of both Parties.

Each Party represents and warrants to the other Party, as of the Effective Date, that:

13.1.1 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

13.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

13.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

13.1.4 the execution, delivery and performance of this Agreement by such Party, including the grant of rights to the other Party pursuant to this Agreement, does not to the best of the knowledge of such Party: (i) conflict with, nor result in any violation of or default under any agreement, instrument or understanding, oral or written, to which it or any Affiliate is a party or by which it or any Affiliate is bound; (ii) conflict with any rights granted by such Party to any Third-Party or breach any obligation that such Party has to any Third-Party; nor (iii) violate any Applicable Law of any court, governmental body or administrative or other agency having jurisdiction over such Party;

13.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, rules or regulations currently in effect is necessary for, or in connection with, the transaction contemplated by this Agreement or for the performance by it of its obligations under this Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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13.1.6 all of its employees, officers, contractors, and consultants who have rendered or will render services relating to a GVAX Licensed Therapeutic either (i) have executed agreements requiring assignment to such Party of all right, title and interest in and to their inventions and discoveries they have invented or otherwise discovered or generated during the course of and as a result of their association with such Party, whether or not patentable, if any, to such Party as the sole owner thereof; or (ii) if any of such Party’s employees, officers, contractors, and consultants shall not have executed such an agreement: (a) are subject to legal requirements to assign all right, title and interest in and to all inventions they have invented or otherwise discovered or generated during the course of and as a result of their association with such Party to such Party; or (ii) assignment by such employee, officer, contractor, and consultant of such inventions to such Party occurs by operation of law;

13.1.7 all of its employees, officers, contractors, and consultants who have rendered or will render services relating to a GVAX Licensed Therapeutic either (i) have executed agreements obligating each such employee, officer, contractor, and consultant to maintain as confidential the Confidential Information of such Party; or (ii) if any of such Party’s employees, officers, contractors, and consultants shall not have executed such an agreement, such employees, officers, contractors, and consultants are subject by operation of law or applicable professional requirements to maintain as confidential the Confidential Information of such Party;

13.1.8 neither such Party, nor any of its employees, officers, or to the best of its knowledge, any subcontractors, or consultants who have rendered or will render services relating to a GVAX Licensed Therapeutic: (a) has ever been debarred or is subject or debarment or convicted of a crime for which an entity or person could be debarred by the FDA under 21 U.S.C. §335a (or subject to a similar sanction of the EMA) or (b) to the knowledge of a Party has ever been under indictment for a crime for which a person or entity could be so debarred; and

13.1.9 such Party shall conduct its activities hereunder in accordance with Applicable Law.

13.2	Representations, warranties, and covenants of Aduro.

Aduro represents and warrants to JBI, as of the Effective Date, that:

13.2.1 Aduro owns or otherwise Controls the Aduro Patents set forth on the Aduro Patent Schedule (which schedule shall differentiate as between Aduro Patents that are owned by Aduro or its Affiliates and Aduro Patents that are Controlled by Aduro through licenses or otherwise);

13.2.2 (i) the Aduro Patents are not the subject of any interference or opposition proceedings; and (ii) there is no pending or threatened action, suit proceeding or claim by a Third-Party challenging the ownership rights in, validity or scope of such Aduro Patents;

13.2.3 (i) Aduro has not received any written notice from any Third-Party asserting any ownership rights to any of the Aduro Know-How; and (ii) Aduro is not aware of any pending or threatened action, suit, proceeding or claim by a Third-Party asserting that Aduro is infringing or otherwise is violating any patents, trade secret or other proprietary right of any Third-Party in connection with a GVAX Licensed Therapeutic;

13.2.4 there are no agreements between Aduro and any Third-Party that would result in any royalties, milestones, or any other payment or consideration being due from JBI to such Third-Party as a result of JBI’s Development or Commercialization of a GVAX Licensed Therapeutic;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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13.2.5 Aduro has not granted any right or license to a Third-Party under the Aduro Intellectual Property that would conflict or interfere with any of the rights or licenses granted to JBI hereunder (or that result in the narrowing of the definition of “Aduro Intellectual Property” due to the “Control” limitation) and Aduro will not in the future grant any right or license to any Third-Party under the Aduro Intellectual Property that would conflict or interfere with any of the rights or licenses granted to JBI hereunder without JBI’s express written consent; and

13.2.6 except as set forth on the Third-Party Patent Schedule, to Aduro’s knowledge, the practice of Aduro Know-How or Aduro Patents in connection with the Development, Manufacture, or Commercialization of a GVAX Licensed Therapeutic is not Covered by a Third-Party Patent, does not involve the misappropriation of any Third-Party Information, or otherwise violate any Third-Party intellectual property right.

Reference to “knowledge” in any of the above provisions of this Article means [*].

14	INDEMNIFICATION AND INSURANCE

14.1	Indemnification by JBI. JBI shall indemnify, defend and hold harmless Aduro and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives from and against any and all damages, losses, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (“Losses”), with respect to Third-Party claims, suits, or proceedings, including claims for injury or death arising from or related to GVAX Licensed Therapeutic (“Claims”) to the extent arising out of : (i) [*]; (ii) [*]; or (iii), [*]; in each case except to the extent such Losses and Claims are subject to Aduro’s indemnity obligations set forth in Section 14.2.

14.2	Indemnification by Aduro. Aduro shall indemnify, defend and hold harmless JBI and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives from and against any and all Losses with respect to Claims, to the extent arising out of : (i) [*]; (ii) [*]; (iii) [*]; in each case except to the extent such Losses and Claims are subject to JBI’s indemnity obligations set forth in Section 14.1.

14.3

Process for Indemnification. A claim to which indemnification applies hereunder shall be referred to herein as an “Indemnification Claim”. Upon the occurrence of an event for which indemnification is available as set forth above, any person or persons (collectively, the “Indemnified Party”) that intend to claim indemnification under this Article 14, shall give prompt written notice to the other Party (the “Indemnifying Party”) providing reasonable details of the nature of the event and basis of the Indemnification Claim and further expressly stating therein that it is seeking indemnity pursuant to this Agreement. For the avoidance of doubt, and without prejudice to the Indemnified Party’s obligation to give prompt written notice, an Indemnifying Party’s knowledge of events or circumstances pursuant to which an Indemnified Party might seek indemnification, including correspondence between the Parties regarding a matter for which indemnity is not expressly sought, shall not constitute the notice required by this provision, and any attorneys, experts or consultant fees or expenses incurred by an Indemnified Party prior to proper notice shall be the sole responsibility of such Party; provided however that the failure of such timely notice shall not bar any Indemnification Claim unless the Indemnifying Party is materially prejudiced by failure to receive such timely notice The Indemnifying Party will have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any Claim. The Indemnified Party will also have the right, but not the obligation, to participate, at its

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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own expense, in the defense thereof with counsel of its choice. The Indemnified Party shall cooperate to the extent reasonably necessary to assist the Indemnifying Party in defending, contesting or otherwise protesting against any Claim, and shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information shall be subject to Article 12, provided that the reasonable cost in doing so is paid for by the Indemnifying Party. If the Indemnifying Party fails within [*] days after receipt of notice (i) to notify the Indemnified Party of its intent to defend, or (ii) to defend, contest or otherwise protect against any Claim or fails to diligently continue to provide the defense after undertaking to do so, the Indemnified Party will have the right, but no obligation, upon [*] days prior written notice to the Indemnifying Party to defend, settle and satisfy any Claim and recover the costs of the same from the Indemnifying Party. The Indemnified Party shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party shall not settle or compromise the Indemnification Claim in any manner that would have an adverse effect on the Indemnified Party’s interests (including any rights under this Agreement or the scope or enforceability of Intellectual Property Controlled by such Party, or Confidential Information or Patent or other rights licensed hereunder), without the prior written consent of the Indemnified Party, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed.

14.4	Insurance. During the term of this Agreement and [*] after the expiration of this Agreement or earlier termination, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, clinical trial insurance and product liability insurance in amounts, respectively, that are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party. A Party (or its Affiliated group) with at least $[*] in market capitalization with annual sales in the latest calendar year of at least $[*] may maintain such insurance through a self-insurance program. Such clinical trial insurance and product liability insurance shall insure against all liability, including liability for personal injury, physical injury and property damage. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

15	TERM AND TERMINATION

15.1	Term. This Agreement shall come into force and effect on the Effective Date and shall, unless terminated earlier in accordance with its terms, continue in force and effect until all the Aduro Patents have expired and thereafter on a GVAX Licensed Therapeutic-by-GVAX Licensed Therapeutic and country-by-country basis until the end of the last-to-expire Royalty Term in each such country with respect to each such GVAX Licensed Therapeutic (the period during which this Agreement is in force, hereinafter the “Term”).

15.2	Termination in the Event of Material Breach. Subject to Article 6, in the event of material uncured breach by the other Party, the non-breaching Party may terminate (or, in the case of JBI, modify as permitted under Section 15.7.3) this Agreement, and the rights and licenses granted hereunder, by providing sixty (60) calendar days’ prior written notice to the other Party detailing the specific obligation under this Agreement alleged to have been breached; the manner of such alleged breach; and the steps that need to be taken in order to remedy such breach, unless the other Party cures such breach or grounds for termination within the period of such notice, provided that if there is a good-faith dispute with respect to the existence of such material breach, the time for cure will be extended until such time as the dispute is resolved pursuant to Article 16.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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15.3	Termination of Agreement for Insolvency. Either Party may, in addition to any other remedies available to it by law or in equity, terminate (or, in the case of JBI, modify in accordance with Section 15.7.3) this Agreement in its entirety, by notice to the other Party in the event: (i) the other Party shall have become bankrupt or shall have made an assignment for the benefit of its creditors; (ii) there shall have been appointed a trustee or receiver for the other Party for all or a substantial part of its property; or (iii) any case or proceeding not covered by clause (i) shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganisation, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganisation or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for sixty (60) calendar days undismissed, unbonded and undischarged.

15.4	Termination by JBI at Will. JBI may terminate this Agreement in its entirety or on a country-by-country and GVAX Licensed Therapeutic-by-GVAX Licensed Therapeutic basis at any time after [*] of the Effective Date by providing ninety (90) days’ prior written notice to Aduro. Following any delivery by JBI of a notice of termination pursuant to this Section 15.4, from the provision of notice through the effective date of termination, JBI shall perform its obligations hereunder, including the payment of royalties regarding the Manufacture, Development and Commercialization of the affected GVAX Licensed Therapeutic and any other payments owed to Aduro hereunder for other Development work completed but shall not be required to initiate any new clinical studies or non-clinical studies, make any further filings for Regulatory Approvals other than as related to the initiation of the transfer of Regulatory Approvals and development and commercial rights to Aduro, or launch any impacted GVAX Licensed Therapeutic in any impacted countries, except, in each case, as required by Applicable Law.

15.5	Cumulative Rights and Remedies. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law, in equity or otherwise.

15.6	Effect of Expiration. If this Agreement is not terminated at an earlier date, then upon its expiration in accordance with its terms in a given country or the entire Territory (as applicable), JBI shall have an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive license in the Field in such country or the Territory (as applicable) under the Aduro Know-How, with the right to sublicense, to make, have made, import, use, offer to sell and sell GVAX Licensed Therapeutic in the Field.

15.7	Effect of Termination.

15.7.1 Termination on Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by JBI or Aduro are, and shall otherwise be deemed to be, for purposes of §365(n) of Title 11 , U.S. Code (the “Bankruptcy Code”), licenses of right to “Intellectual Property” as defined under §101(35A) of the Bankruptcy Code and case law interpreting §365(n). The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections they would have in the case of a licensor bankruptcy under the Bankruptcy Code. Each Party agrees during the term of this Agreement to create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed to the other Party. Regardless of any choice of law provision contained in this Agreement, the Parties expressly agree to the application of the laws of the United States, and in particular to the application of the provisions of the Bankruptcy Code as to the rights and elections of the Parties regarding Intellectual Property in the case of licensor bankruptcy. Specifically as to rights and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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elections under the Bankruptcy Code regarding Intellectual Property existing outside the jurisdiction of licensor Bankruptcy and more specifically as to such rights and elections regarding Intellectual Property existing in the United States, the Parties expressly submit themselves to the jurisdiction of the courts of the United States for the enforcement of such rights and elections. The Parties anticipate that substantial work under this Agreement will be conducted in the United States and that substantial value under this Agreement will be generated in the United States.

15.7.2 Termination by Aduro Due to JBI’s Material Breach, JBI Bankruptcy or by JBI at Will. Upon any termination of a GVAX Licensed Therapeutic on a country-by-country basis or a GVAX Licensed Therapeutic-by-GVAX Licensed Therapeutic basis, or this Agreement in its entirety by JBI pursuant to Section 15.4 or by Aduro pursuant to Sections 15.2 or 15.3:

(i) JBI, its Affiliates and its Sublicensees shall immediately cease to use and thereafter refrain from using the Aduro Intellectual Property anywhere in the Territory (or, where JBI terminates the Agreement under Section 15.4 in relation to a given country, in the terminated country) in relation to the terminated GVAX Licensed Therapeutic (provided however that in order to effect an orderly transition in any country where a GVAX Licensed Therapeutic is on the market, the Parties shall cooperate with respect to sales of existing inventory and JBI, its Affiliates and its Sublicensees shall retain those rights necessary to do so);

(ii) except as may be necessary to comply with any pre-existing obligations, including any initiated clinical trial, JBI shall promptly return to Aduro or destroy (at Aduro’s discretion) all GVAX Licensed Therapeutic Materials in JBI’s, its Affiliates’ or its Sublicensees’ possession or control and, in the event of such destruction, provide Aduro with written confirmation thereof;

(iii) save as expressly provided herein, all rights of JBI hereunder relating to the Territory or (where JBI terminates the Agreement under Section 15.4 in relation to a given country) to the terminated country or terminated GVAX Licensed Therapeutic, and all licenses granted to JBI by this Agreement in respect of any terminated GVAX Licensed Therapeutic or country in the Territory shall cease and terminate;

(iv) on written request by Aduro, JBI shall provide to Aduro a copy of, and shall transfer, or cause to be transferred, to Aduro, at JBI’s expense, [*]. Until such transfer is effected or if such transfer is not possible for legal [*], Aduro shall [*]. JBI shall consent and, where necessary, cause its Affiliates and its Sublicensees to consent, for any relevant [*]; and

(v) Aduro shall have an [*] license, with the right to sublicense, under any [*] in existence as of the effective date of termination to the extent useful or reasonably necessary to Exploit, make, have made, import, use, have used, offer to sell, sell and export the terminated GVAX Licensed Therapeutic solely for the purpose of Developing and/or Commercialising such GVAX Licensed Therapeutic in the Field in the Territory or terminated country (as applicable). Such licence shall be [*]. Otherwise, Aduro shall pay to JBI a royalty of [*] except that if [*], then Aduro shall pay to JBI a royalty of [*], and if [*], then Aduro shall pay to JBI a royalty of [*], in each case on Net Sales of GVAX Licensed Therapeutic by Aduro, its Affiliates or Sublicenses for a period of [*] years from First Commercial Sale of the GVAX Licensed Therapeutic in the Territory. On the request of Aduro, JBI will perform a technology transfer of all materials and information covered by the forgoing licenses and rights that shall be completed not less than [*] days after the relevant termination. Notwithstanding the foregoing, JBI shall have no obligation to provide, and Aduro shall have no right to use, any materials bearing any trademarks or trade names of JBI or its Affiliates or Sublicensees.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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15.7.3 Termination or Modification by JBI due to Aduro’s Material Breach, or Aduro’s Bankruptcy. Upon a possible termination event by JBI pursuant to Sections 15.2 and 15.3, JBI may elect, in lieu of terminating this Agreement, by written notice to Aduro, to modify the terms of this Agreement as (and only to the extent) provided below. In the event JBI gives such notice, then the following provisions will apply:

(i)	At JBI’s election the [*];

(ii)	At JBI’s election Aduro shall [*];

(iii)	JBI shall be [*]; and

(iv)	Except as otherwise agreed to by the Parties, all other terms and conditions of this Agreement shall continue in full force and effect.

If, on the other hand, JBI gives Aduro notice of termination (rather than modification) under this Section 15.7.3, then the provisions of Section 15.7.2 shall apply.

15.8	Accrued Rights and Obligations upon Expiration and Termination. Expiration and termination of this Agreement for any reason shall be without prejudice to either Party’s right or obligations accrued prior to the effective date of termination or expiration and shall not deprive either Party from any rights that the Agreement provides shall survive termination.

15.9	Survival. Except as expressly provided herein, Sections 2.1.2(iv), 2.3, 9, 10, 12, 14, 15, 16, and 19and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, and any accrued rights to payment shall survive any expiration or early termination of this Agreement. Except as set forth in this Section 15.9, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

16	DISPUTE RESOLUTION AND GOVERNING LAW

16.1

Disputes. Aduro and JBI shall devote reasonable efforts to amicably resolve any disputes between them concerning their respective rights and obligations under the Agreement (each a “Dispute”). If the Parties or the JSC (for matters within its jurisdiction) are initially unable to resolve a dispute, despite using reasonable efforts to do so, either Party may, by written notice to the other, have such dispute referred to their respective senior management designated below or their respective successors, for attempted resolution by negotiation in good faith. Such attempted resolution shall take place no later than [*] days following receipt of such notice. The designated management for JBI is the head of oncology research and development and/or commercialization (as applicable) and for Aduro is the CEO. Any Dispute that senior management has not resolved shall, upon the request of a Party given not later than [*] days after the initial discussion, be mediated through non-binding mediation in accordance with The CPR Mediation Procedure for Business Disputes then in effect of the CPR Institute for Dispute Resolution (CPR), except where that procedure conflicts with these provisions, in which case these provisions shall prevail. The mediation shall be conducted in San Francisco, CA and shall be attended by a senior executive with authority to resolve the dispute from each Party. The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than [*] calendar

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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days after initiation. Under no circumstances may the commencement of arbitration be delayed more than [*] calendar days by the mediation process specified herein absent contrary agreement of the Parties. No statements made by either Party during the mediation may be used by the other or referred to during any subsequent proceedings

16.2	Arbitration.

16.2.1 Binding Resolution. Any Dispute that has been referred to senior management for resolution pursuant to Section 16.1 and that has not been resolved within [*] days after the initial discussion of such matter by senior management, shall, upon referral or submission by either Party, be submitted for final, binding resolution by arbitration in accordance with the then current CPR Non-Administered Arbitration Rules (the “CPR Rules”) (www.cpradr.org), except where those rules conflict with these provisions, in which case these provisions control. The arbitration shall be held in San Francisco, California.

16.2.2 Panel. The panel shall consist of three arbitrators chosen from the CPR Panel of Distinguished Neutrals in accordance with the CPR Rules (unless the Parties otherwise agree on the selection of the arbitrators) each of whom shall be a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department, each of whom shall have had of over twenty five (25) lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $[*], and the aggregate damages sought by the counterclaimant are stated to be less than $[*], and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the Parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).

16.2.3 Procedures if Arbitrator(s) Not Agreed. In the event the Parties cannot agree upon selection of the arbitrator(s), CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15) if a single arbitrator is to be selected) having the credentials referenced above. Within [*] days of receiving such list, the Parties shall rank at least 65% of the proposed arbitrators remaining on the initial CPR list after exercising cause challenges. If the Parties do not agree on an arbitrator following such ranking, the Parties may then jointly interview the five (5) candidates (three (3) if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, the CPR shall appoint the appropriate remaining number of arbitrators having the credentials referenced in Section 16.2.2 above. Notwithstanding the foregoing, the arbitrators shall be finally selected by the Parties (or the CPR, if required) no later than [*] days prior to the commencement of the arbitration proceedings.

16.2.4 Timing. The Parties agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within [*] days of initiation of the arbitration, including jointly interviewing any candidates pursuant to Section 16.2.3; (ii) to meet with the arbitrator(s) within [*] days of selection; and (iii) to agree at that meeting or before upon procedures for discovery, if any, and as to the conduct of the hearing that will result in the hearing being concluded within no more than [*] months after selection of the arbitrator(s) and in the award being rendered within [*] days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within [*] days after the conclusion of the hearings.

16.2.5 Discovery. The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery; provided that such discovery will be limited so that the schedule set forth in Section 16.2.4 may be met without undue burden. The Parties agree that discovery shall be permitted in order to permit a Party to obtain documents and in formats that are in the possession, custody or Control of the other Party, to the extent not already in the possession of such Party. The arbitrator(s) shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided that the arbitrator(s) shall permit such discovery as the arbitrator(s) deem necessary to permit an equitable resolution of the dispute, which may in the arbitrator(s)’ discretion include requests for admission or interrogatories. The arbitrator(s) shall not order or require discovery against either Party of a type or scope that is not permitted against the other Party. The arbitrator(s) may require a Party seeking the production of documents to pay all the costs associated with the collection, review and production of the documents. Any written evidence originally in a language other than English shall be translated to English and accompanied by (a) an original or true copy of the source document, (b) an original or true copy of the translation, and (c) a statement signed by the translator or translation company representative, with his or her signature notarized by a Notary Public, attesting that the translator or translation company representative believes the English language text to be an accurate and complete translation of the source-language text The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy or irrelevance and no award shall be overturned by reason of any ruling on evidence, except to the extent that such exclusion constitutes manifest disregard of the law. A transcript of the testimony adduced at the hearing shall be made and shall, upon request, be made available to either Party.

16.2.6 Motions; Independent Expert. The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing, including motions to dismiss and motions for summary judgment, and shall endeavor to decide such motions as would a Federal District Judge sitting in the jurisdiction whose substantive Law governs as set forth in Section 16.2.9 below. The arbitrator(s) may engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator(s), but final decision making authority shall remain in the arbitrator(s).

16.2.7 Decision of the Arbitrator(s). The arbitrator(s) shall decide the issues presented in accordance with the substantive Law of New York (without reference to conflicts of laws principles) and may not apply principles such as “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.

16.2.8 Confidentiality; Costs. The Parties agree that the decision of the arbitrator(s) shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator(s). The arbitration hearings and award shall not be made public by either Party without the joint consent of the Parties, except to the extent either Party is required to disclose such information by applicable Laws (or applicable rules of a public stock exchange) or to enforce the award in accordance with Section 16.2.9, and except as may be required by law, neither a Party nor its representatives, nor a witness nor an arbitrator may disclose the existence, content or result of any arbitration hereunder without the prior written consent of both parties. The costs of such arbitration, including administrative and arbitrator(s)’ fees, and the fees of any expert retained by the arbitrator(s), shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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16.2.9 Courts. Any award of the arbitrator(s) may be entered in any court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement, and each Party may apply to any court of competent jurisdiction for appropriate temporary injunctive relief to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, in each case pending resolution of any arbitration proceeding. Rule 14 of the CPR Rules does not apply to this Agreement. Without limiting the foregoing, the Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.

16.2.10 EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE WITHIN THE SCOPE OF THE AGREEMENT TO ARBITRATE AS SET FORTH HEREIN.

16.2.11 EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER, (EXCEPT AS SET FORTH IN SECTION 19.3).

16.2.12 EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER (EXCEPT AS SET FORTH IN SECTION 19.3).

16.3	Governing Law. The Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of New York and the patent laws of the United States, without regard to conflicts of laws principles.

17	[*] AGREEMENTS

17.1	Sublicenses. Aduro represents that it has provided JBI true, complete and correct copies of each of the [*] Agreements as each exists as of the Effective Date (including any amendments thereto) and represents and warrants that said [*] Agreements are in full force and effect as of the date hereof and that Aduro shall use reasonable efforts to maintain said [*] Agreements in full force and effect.

17.2	[*] Agreements. With respect to the [*] Agreements, (i) the grants herein are subject to the terms and conditions of each of the [*] Agreements; (ii) JBI agrees that it will not further sublicense any of its rights under the RALA; and (iii) with respect to the exercise of the sublicense, JBI agrees to comply with the terms set forth on Annex A hereto.

17.3	Default. In the event Aduro receives notice from [*] or [*] that Aduro is in default of the [*] Agreement or any of the [*] Agreements, as applicable, it shall take all reasonable steps to cure such default within the time period allowed for such cure, or allow JBI to cure such default on its behalf, whereupon JBI shall be entitled to reimbursement from Aduro for any costs associated with such cure.

17.4	Third Party Beneficiary. [*] is an intended third party beneficiary of Section 17.2 of this Agreement and shall have all rights to enforce Section 17.2 of this Agreement as if a party hereto without imposition of obligation or liability on the part of [*] or its Inventors (as defined in the [*] Agreements, as applicable) to JBI. Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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18	FORCE MAJEURE

18.1	Force Majeure. No failure or omission by a Party or its Affiliates and/or Sublicensees in the performance of any obligation under this Agreement shall be deemed a breach of the Agreement or create any liability if the same shall arise in whole or in part from any cause or causes beyond the reasonable control of the Party or its Affiliates and/or Sublicensees, including acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; terrorism; rebellion; insurrection; riot; invasion; strike; lockout, or other kind of force majeure (each a “Force Majeure”). Each Party shall notify the other Party promptly in writing following the occurrence or after becoming aware of the occurrence of any Force Majeure whereupon the Parties shall promptly co-operate so as to mitigate the effects of such Force Majeure and the Party suffering a Force Majeure shall be obliged to use reasonable efforts to overcome the circumstances thereof. In the event a Party suspends its performance for a period of three (3) or more months due to a Force Majeure, the Parties shall consult in good faith to develop and implement a plan for mitigating the same.

19	MISCELLANEOUS

19.1	Notices. Any notice or report required or permitted to be given or made under the Agreement by one of the Parties to the other shall be in writing and delivered to the other Party at its address indicated below, or to such other address as the addressee shall have theretofore furnished in writing to the addressor, by hand, by courier or by registered or certified airmail (postage prepaid) or by reputable overnight courier:

If to Aduro:

Aduro Biotech, Inc.
626 Bancroft Way, 3C
Berkeley, California 94710
Attention: CEO and President

With copy to:	Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10121
Attention: Blaine Templeman

If to JBI:

Janssen Biotech, Inc.
800 Ridgeview Drive
Horsham, Pennysylvania 19044
Attention: President

With copy to:	Chief Intellectual Property Counsel
Office of General Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

All notices shall be effective as of the date received by the addressee or as certified delivery by a reputable delivery service, whichever is earlier.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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19.2	Non-waiver. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

19.3	SPECIAL, INDIRECT AND OTHER LOSSES. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY (EVEN IF DETERMINED TO BE DIRECT DAMAGES), EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD-PARTY IN CONNECTION WITH A JUDGMENT OR SETTLEMENT FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO AND IN ACCORDANCE WITH ARTICLE 14 HEREUNDER.

19.4	Severability. Should any section, or portion thereof, of the Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent jurisdiction or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be divisible and deleted in such jurisdiction; the Agreement shall not otherwise be affected.

19.5	No Agency. The relationship of the Parties under the Agreement is that of independent contractors. Neither Party shall be deemed to be the agent of the other and neither Party is authorized to take any action binding upon the other.

19.6	Assignment. This Agreement shall be binding upon the Parties and their respective permitted successors and assigns. Neither Party may, without the prior written consent of the other Party, assign all or any part of its rights and benefits under this Agreement, provided that such consent shall not be required for an assignment to: (i) any Affiliate of either Party provided that such Party shall guarantee the performance of all assigned obligations by such Affiliate; or (ii) to a Third-Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, the Third-Party successor or purchaser provides written notice to the other Party that such Third-Party agrees to be bound by the terms of this Agreement. Any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void ab initio.

19.7	Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement.

19.8	Construction. This Agreement shall be deemed to have been jointly drafted by the Parties, and no rule of strict construction shall apply against either. All headings and the cover page are inserted for convenience of reference only and shall not affect their meaning or interpretation. As used in this Agreement, unless the context otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof” or “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa and (d) the word “including” means “including without limitation”.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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19.9	Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further ministerial, administrative or similar acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto the other Party its rights and remedies under this Agreement.

19.10	Entire Agreement. The terms and provisions contained in the Agreement, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof, and no agreement or understanding varying or extending the Agreement shall be binding upon either Party hereto, unless in writing that specifically refers to the Agreement, signed by duly authorized officers or representatives of the respective parties and the provisions of the Agreement not specifically amended thereby shall remain in full force and effect.

In witness whereof, Aduro and JBI have executed this Agreement effective as of the date set forth above.

Aduro Biotech, Inc.	Janssen Biotech, Inc.

/s/ Stephen T. Isaacs	/s/ Michael Yang
Stephen T. Isaacs	Michael Yang
Chairman, President and CEO	President

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ADURO PATENT SCHEDULE

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Patents and Patent Applications (All Owned by Aduro or co-owned by Aduro and [*], with Aduro controlling prosecution)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Patents and Patent Applications: Co-owned patents are described above under Antigen Discovery License. Cryopreservation patents are show below.

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

TECHNOLOGY TRANSFER PLAN SCHEDULE

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

TECHNOLOGY TRANSFER PLAN SCHEDULE

< 1 page omitted>

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THIRD-PARTY PATENT SCHEDULE

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THIRD-PARTY PATENT SCHEDULE

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CALENDAR YEAR SCHEDULE

UNIVERSAL FINANCIAL CALENDAR

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INVOICING PROCEDURE SCHEDULE

Invoicing Process

Any costs or payments to be invoiced to JBI by Aduro and specified to be paid pursuant to the Agreement shall be payable to Aduro within [*] calendar days from the date an invoice in respect of the same is received by JBI, and JBI shall pay, or cause to be paid, to Aduro, by wire transfer or electronic fund transfer to the credit of the bank account to be designated in writing by Aduro.

All such invoices must reference a valid Purchase Order (PO) Number which JBI shall provide to Aduro within [*] calendar days after the Effective Date and invoices shall include the nature and amount of services rendered, deliverables provided, or other basis for the payment. Aduro shall provide proper support for expenses included on the invoice. Reasonable support documents for Out-of-Pocket Expenses include invoice or pro forma invoice from the Third-Party vendors. For FTE reimbursement, proper support includes an FTE time report break down by function.

Invoices must be sent to the Johnson & Johnson Accounts Payable Department via: [*] if Aduro establishes a web invoice account or sent by postal mail to the following address:

[*]

Aduro can contact the Johnson & Johnson Accounts Payable Hotline at [*] in the United States with any questions related to the status of payments on invoices. Copies of all invoices shall be sent concurrently to the Finance Director, Johnson & Johnson Innovation at [*]. JBI reserves the right to return to Aduro unprocessed and unpaid those invoices that do not reference the applicable PO Number. Janssen Research & Development, L.L.C. may act as paying agent for JBI under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ANNEX A

Terms from the [*]

<4 pages omitted>

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.